Exhibit 10.11

THIS SENIOR CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT. PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT REFERRED TO HEREIN, THE BORROWER MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT NO REGISTRATION UNDER THE ACT IS REQUIRED WITH RESPECT SUCH SALE OR DISPOSITION.

SENIOR CONVERTIBLE PROMISSORY NOTE

[$XXX]	[XXXXX], 202[X] Emeryville, California

FOR VALUE RECEIVED, the undersigned, PROFUSA, INC., a California corporation (the “Borrower”) absolutely and unconditionally promises to pay to [XXXX] (the “Lender”) at the address of the Lender indicated in the Senior Convertible Note Purchase Agreement, dated as of November 29, 2023 (as may be amended from time to time, the “Purchase Agreement”), in lawful money of the United States of America and in immediately available funds, the principal sum of [XXXXX] ($[XXXXX]), together with interest from the date of this Senior Convertible Promissory Note (this “Note”) on the unpaid principal balance hereof until paid in full, upon the terms and conditions specified below.

1.	Repayment and Conversion.

(a)  Repayment. Unless this Note has been converted or repaid in accordance with theterms hereof, the entire outstanding principal balance and all accrued but unpaid interest under this Note shall become fully due and payable on the earlier of (i) the occurrence of an Event of Default (as defined below) in accordance with the terms of Section 6 hereof, or (ii) five (5) Business Days after the termination of that certain Merger Agreement and Plan of Reorganization, by and among the Borrower, NorthView Acquisition Corp., a Delaware corporation, and NV Profusa Merger Sub, Inc., a Delaware corporation, dated as of November 7, 2022, as amended (the “Merger Agreement”), in accordance with its terms prior to the Closing (as defined in the Merger Agreement) (the “Maturity Date”).

(b)  Conversion Upon Qualified Financing. In the event that Borrower issues and sellsshares of its equity securities (the “Equity Securities”) to investors resulting in proceeds to the Borrower of at least $20,000,000 (excluding the conversion of Senior Convertible Promissory Notes issued pursuant to the Purchase Agreement or other indebtedness) and with the principal purpose of raising capital (a “Qualified Financing”), then the Lender shall, in its sole discretion, have the option (but not the obligation) to convert the entire outstanding principal balance and all accrued but unpaid interest under this Note into such Equity Securities issued in the Qualified Financing at a conversion price equal to 40% of the per share price paid by the investors for such Equity Securities in the Qualified Financing. The issuance of Equity Securities in connection with the conversion of this Note pursuant to this Section 1(b) shall be upon and subject to the same terms and conditions applicable to the Equity Securities sold in such Qualified Financing.

(c)  Conversion Prior to Qualified Financing. In the event that a Qualified Financinghas not occurred on or before the Maturity Date (the “Optional Election Date”), then the Lender shall, in its sole discretion, have the option (but not the obligation) to, within thirty (30) days of the Optional Election Date, convert the entire outstanding principal balance and all accrued but unpaid interest under this Note into shares of the Borrower’s Series C Preferred Stock (the “Series C Preferred”) at a conversion price equal to 40% of the Original Issue Price (as defined in the Borrower’s Third Amended and Restated Certificate of Incorporation, as amended) of the Series C Preferred. The issuance of shares of Series C Preferred in connection with the conversion of this Note pursuant to this Section 1(c) shall be upon and subject to the same terms and conditions applicable to the Series C Preferred last sold by the Borrower in such preferred stock financing. For the avoidance of doubt, in the event that the Lender does not elect to convert this Note pursuant to this Section 1(c) within thirty (30) days of the Optional Election Date, then the Lender’s option to convert this Note pursuant to this Section 1(c) shall automatically terminate.

(d)  Conversion Upon Change of Control. Upon the occurrence of a Change of Control(as defined below) prior to the conversion or repayment of this Note in complete satisfaction of this Note, the Lender may elect to either (i) be repaid an amount equal to the outstanding principal balance, plus all accrued and unpaid interest thereon, payable at the closing of the Change of Control, or (ii) convert the outstanding principal balance and all unpaid accrued interest under this Note, effective immediately prior to the closing of such Change of Control, into shares of Series C Preferred at a conversion price equal to 40% of the Original Issue Price of the Series C Preferred. For purposes of this Note, “Change of Control” means (A) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting securities of the Borrower having the right to vote for the election of members of the Borrower’s Board of Directors, (B) any reorganization, merger or consolidation of the Borrower, other than a transaction or series of related transactions in which the holders of the voting securities of the Borrower outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Borrower or such other surviving or resulting entity, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Borrower.

(e)  Conversion in Connection with Merger Transaction.

(i)  At the Closing (as defined in the Merger Agreement), the entireoutstanding principal balance and all accrued but unpaid interest under this Note shall automatically convert into (a) Parent Common Stock (as defined in the Merger Agreement) pursuant to Section 3.01(b)(v) of the Merger Agreement and (b) the right to receive Earnout Shares (as defined in the Merger Agreement) to the extent earned pursuant to Section 3.06 of the Merger Agreement.

(ii)  Notwithstanding the provisions of Section 1(e)(i) above, in lieu ofconverting the entire outstanding principal balance and all accrued but unpaid interest under this Note into Parent Common Stock and the right to receive Earnout Shares in connection with the Closing (as defined in the Merger Agreement) in accordance with Section 1(e)(i) above, the Lender may, in its sole discretion, have the option (but not the obligation) to, elect to be repaid in cash a portion of the outstanding principal balance and all accrued but unpaid interest under this Note by delivering written notice (the “Cash Repayment Notice”) to the Borrower at least five (5) Business Days prior to the Closing specifying the dollar amount that the Lender desires to receive as a cash payment (such dollar amount, the “Cash Repayment Amount”); provided, that, in no event shall the Cash Repayment Amount set forth in such Cash Repayment Notice exceed 50% of the entire outstanding principal balance and all accrued but unpaid interest under this Note. For the avoidance of doubt, in the event that the Lender elects to receive a Cash Repayment Amount pursuant to a duly delivered Cash Repayment Notice in accordance with this Section 1(e)(ii), then (A) the Cash Repayment Amount shall be paid to the Lender at the Closing, and (B)the entire principal balance and all accrued but unpaid interest under this Note that remains outstandingafter the payment of the Cash Repayment Amount shall automatically convert into Parent Common Stockand the right to receive Earnout Shares at the Closing in accordance with Section 1(e)(i) above.

2.  Rate of Interest. The outstanding principal balance of this Note shall bear interest fromthe date of each advance until the date this Note has been paid in full at the rate of 12.0% per annum, on the basis of a year of 365 days.

3.  Payments Free and Clear; Pari Passu Payments. All payments made hereunder shall bemade by the Borrower free and clear of, and without deduction for, any and all present and future taxes, levies, charges, deductions and withholdings. The Borrower shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, performance and enforcement of this Note. Each Purchaser acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of each of the Notes and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event any Purchaser receives payments in excess of its pro rata share of the Borrower’s payments to all Purchasers, then such Purchaser shall hold in trust all such excess payments for the benefit of the other Purchasers and shall pay such amounts held in trust to such other Purchasers upon demand in accordance with the ratable interest of each other Purchaser.

4.  Prepayment. The Borrower may, upon prior written notice to the Lender, at any time andfrom time to time, voluntarily prepay this Note in whole or in part in an amount equal to the sum of (x) the aggregate principal amount of this Note being prepaid and (y) all accrued interest on the amount being prepaid.

5.  Senior Debt. In accordance with the terms of the Subordination Agreement (as defined inthe Purchase Agreement), the Existing Notes (as defined in the Purchase Agreement) are subordinated in right of payment and lien priority to all obligations of the Borrower to the holders of Senior Convertible Promissory Notes (as may be amended from time-to-time) issued by Borrower pursuant to the Purchase Agreement, including this Note.

6.  Events of Default.

(a)  Any of the following events shall constitute an “Event of Default” under this Note:

(i)  Failure to Pay. The Borrower fails to pay when and as required to be paidherein any amount of principal of or interest on this Note or any other amount payable hereunder.

(ii)      Failure to Perform. The Borrower’s failure to perform or observe anyterm, covenant, provision or any other obligation or agreement contained in this Note.

(iii)     Insolvency. (A) The Borrower institutes or consents to the institution ofany proceeding under any bankruptcy or debtor relief law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, ad hoc manager or similar officer for it or for all or any part of its assets or property; (B)any receiver, trustee, custodian, conservator, liquidator, rehabilitator, ad hoc manager or similar officeris appointed without the application or consent of the Borrower; or any proceeding under any such lawrelating to the Borrower or to all or any part of its assets or property is instituted without the consent of theBorrower and is not dismissed within 60 days; (C) the Borrower admits in writing its inability or failsgenerally to pay its debts as they become due; (D) the Borrower’s general assignment for the benefit ofcreditors; (E) any attachment, levy or any other similar claim with respect to enforcement of a judgementagainst any material portion of the Borrower’s property or the attachment of any statutory lien to anymaterial portion of the Borrower’s property; or (F) the general insolvency of the Borrower.

(iv)  Accuracy of Representations. Any representation or warranty by theBorrower contained in the Purchase Agreement or this Note, shall prove to be incorrect, false or misleading in any material respect.

(b)  Upon the occurrence of any such Event of Default, the Lender may, at Lender’selection, declare the unpaid principal amount of this Note, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and may exercise any and all of the rights and remedies available to Lender under applicable law.

(c)  After the exercise of remedies as provided for herein, any amounts received byLender on account of this Note shall be applied first to the payment of reasonable expenses incurred by the Lender in connection with the exercise of such remedies, then to the payment of the Note. Any surplus proceeds shall be paid over to the Borrower. However, in the event such proceeds prove insufficient to satisfy all obligations of the Borrower under this Note, then no amount shall be paid over to the Borrower.

7.  Collection, Cost of Enforcement and Attorneys’ Fees. If any action is instituted tocollect on the this Note, the Borrower shall pay all reasonable costs and expenses (including reasonable attorney’s fees) incurred by the Lender in connection with such action.

8.  Amendment; Waiver. No amendment, modification or waiver of any provision of thisAgreement shall be effective unless made in accordance with the terms of Section 9.6 of the Purchase Agreement. No previous waiver and no failure or delay by the Lender or the Borrower in acting with respect to the terms of this Note shall constitute a waiver of any breach, default or failure of condition under this Note. A waiver of any term of this Note shall be limited to the express terms of such waiver, and, unless set forth in the express terms of such waiver, a waiver with respect to any term of this Note on one occasion shall not be a waiver of such term on any subsequent occasion or a waiver of any other term of this Note.

9.  General Provisions. Section 9 of the Purchase Agreement is hereby incorporated byreference in its entirety.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Senior Convertible Promissory Note effective as of the date set forth above.

PROFUSA, INC.

By:
Name:	Ben C. Hwang
Title:	Chairman and Chief Executive Officer

Address:	5959 Horton Avenue, Suite 450 Emeryville, CA 94608